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                                                                   Exhibit T3E-8

September 27, 2003

270 L.P.
303 Peachtree Street
32nd Floor
Atlanta, GA 30308

RE: Planet Hollywood International, Inc. ("PHII") Second Amended Joint Plan of
    Reorganization (the "Plan") - PIK Redemption

Dear PIK Note Holder:

We sent you a letter dated September 26, 2003 requesting that you return your original PIK Note to Planet Hollywood International, Inc. in accordance with the Company's Plan of Reorganization. These original PIK notes should be sent to:

          Planet Hollywood International, Inc.
          7598 West Sand Lake Road
          Orlando, FL 32819
          Attn: Marlene Medina

If you should have any questions or require any additional information, please do not hesitate to contact us at 407-352-6886,

Sincerely,

PLANET HOLLYWOOD INTERNATIONAL, INC.